UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
M.D.C. Holdings, Inc.

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Additional Information in Connection with the
2008 Annual Meeting of Shareowners of M.D.C. Holdings, Inc.
     On March 13, 2008, M.D.C. Holdings, Inc (the “Company”) filed with the Securities and Exchange commission a Proxy Statement in connection with the solicitation of proxies by the Company’s Board of Directors to be used at the 2008 Annual Meeting of Shareowners of the Company (the “Meeting”). Among the matters to be voted on at the Meeting are:
•	Proposal Three — Approval of a Plan Amendment to Authorize Stock Option Repricing and an Exchange Program to Reprice Stock Options Held by Employees. Proposal Three is to approve the amendment (the “Amendment”) of the Company’s 2001 Equity Incentive Plan (the “Plan”) to authorize the repricing of employee stock options and to implement a stock option repricing program (the “Exchange Program”) to reprice certain stock options held by employees of the Company and its subsidiaries as of the date of the Meeting. If approved by the Company’s shareowners at the Meeting, the Amendment would grant (a) the Compensation Committee of the Board (the “Compensation Committee”) the authority to amend or modify the Plan including to adjust, or “reprice,” the exercise price of stock options granted under the Plan, subject to certain conditions, and (b) implement the Exchange Program to reprice certain options previously granted pursuant to the Plan.
•	Proposal Four —Approval of a Plan Amendment to Reprice Stock Options Held by Independent Directors and Implement a Restrictive Exercisability Period. Proposal Four is to approve the amendment to the Stock Option Plan for Non-Employee Directors to reset the exercise price of underwater options held by the independent directors and to establish a three year restrictive exercisability period for both the repriced options and future options.
     On April 23, 2008, the Compensation Committee determined to withdraw Proposal Four from the matters to be voted upon at the Meeting. The Compensation Committee has also determined that it would be in the best interests of the Company and its shareowners that executive officers of the Company be excluded from the Exchange Program if Proposal Three is adopted.
     Accordingly, the executive officers of the Company have undertaken not to participate in the Program if Proposal Three is adopted. Similarly, the Compensation Committee has undertaken to not reprice stock options granted under the Plan that are held by the Company’s executive officers, if Proposal Three is adopted.